EXHIBIT C
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                   [Form of Opinion of Counsel to the Company]

         (i) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware with full corporate power and authority to own, lease or operate its properties and to conduct its businesses as described in the SEC Reports and to consummate the transactions contemplated under this Agreement.

         (ii) The Purchased Shares have been duly authorized, by all necessary corporate action, for issuance and sale to the Purchasers pursuant to this Agreement and, when issued in accordance with the terms of this Agreement, the Purchased Shares will be duly authorized, validly issued, fully paid and non-assessable shares of the Company, free of all preemptive or similar rights and (assuming that the Purchasers do not have any notice of any "adverse claim" within the meaning of the Uniform Commercial Code as in effect in the State of New York) free and clear of any Liens.

         (iii) Respective certificates of designation relating to the Series A Preferred Stock and the Series B Preferred Stock have been duly filed with the Secretary of State of the State of Delaware in the form attached to the Agreement as Exhibit A and Exhibit B, respectively, and neither of such certificates has been amended or withdrawn as of the date hereof.

         (iv) The execution, delivery and performance by the Company of this Agreement and the Contemplated Transactions, including, without limitation, the sale, issuance and delivery of the Purchased Shares and the Option Shares, (a) do not violate the terms of the Certificate of Incorporation or Bylaws of the Company or the organizational documents of its Subsidiary; and (b) do not violate or result in any breach of, or the creation of any Lien under, any Contractual Obligation of the Company or its Subsidiaries.

         (v) This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company enforceable against it in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, rehabilitation, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

         (vi) No consent, approval, authorization, order, registration or qualification of or with any Governmental Authority is required for the issue and sale of the Purchased Shares by the Company or the consummation by the Company of the Contemplated Transactions.
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         (vii) The issuance and sale of the Purchased Shares do not require registration under Section 5 of the Securities Act or qualification under any state securities or the blue sky laws of the State of New York.

         The opinion of Paul, Weiss, Rifkind, Wharton & Garrison shall be limited to the laws of the State of New York, the Federal Laws of the United States of America (excluding the Federal Communications Act and the rules and regulations of the FCC thereunder) and the General Corporation Law of the State of Delaware.